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                                                                       Exhibit 1
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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.
Security Management Company

February 13, 1996


First Security Benefit Life Insurance
and Annuity Company of New York
70 West Red Oak Lane, 4th Floor
White Plains, New York 10604


Dear Sir or Madam:

This letter is in reference to the Rule 24f-2 Notice for the T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York ("T. Rowe Price Variable Annuity"), File No. 33-83240 of which First Security Benefit Life Insurance and Annuity Company of New York ("FSBL") is the Depositor. Said Notice is being filed with the Securities and Exchange Commission for the purpose of making definite in amount the Variable Annuity contracts administered within and by means of T. Rowe Price Variable Annuity which were sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation and bylaws of FSBL, minutes of meetings of its Board of Directors and other records, and pertinent provisions of the New York insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1. FSBL is duly organized and validly existing as a stock life insurance company organized under the laws of the State of New York.

2. T. Rowe Price Variable Annuity Account was validly created as a separate account on November 11, 1994, in accordance with the pertinent provisions of the laws of the State of New York.

3. FSBL has the power, and has validly and legally exercised it, to create and issue the Variable Annuity contracts which are administered within and by means of T. Rowe Price Variable Annuity.

4. The amount of variable annuity policies sold pursuant to the indefinite registration are fully enforceable in accordance with the terms by their respective holders providing said contracts were issued for the consideration set forth therein and evidenced by appropriate policies.

I hereby consent to the inclusion in said Rule 24f-2 Notice of my foregoing opinion to be filed as Exhibit 1 thereto.

Respectfully submitted,

ROGER K. VIOLA

ROGER K. VIOLA
Senior Vice President, Secretary
and General Counsel